Exhibit 99.1
Hawthorn Bancshares Reports Results for the First Quarter 2023
First Quarter 2023 Highlights
•Net income of $3.3 million, or $0.48 per diluted share

•Net interest margin, fully taxable equivalent ("FTE") of 3.16%

•Return on average assets and equity of 0.70% and 10.14%, respectively

•Loans increased $20.8 million, or 1.4%, compared to the linked fourth quarter 2022 (“linked quarter”)

•Deposits decreased $24.1 million, or 1.5%, compared to the linked quarter

Jefferson City, MO — April 26, 2023 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), (the “Company” or “HWBK”) reported net income of $3.3 million for the for the first quarter 2023, a decrease of $1.5 million compared to the linked quarter 2022 and a decrease of $3.3 million from the first quarter 2022 (the "prior year quarter"). Earnings per diluted share (“EPS”) was $0.48 for the first quarter 2023 compared to $0.70 and $0.97 for the linked quarter and prior year quarter, respectively. Net income and EPS for the first quarter 2023 decreased from the linked quarter primarily due to lower net interest income, in addition to higher provision expense for credit losses on loans and unfunded commitments.
Chairman David T. Turner commented, "Hawthorn Bank continued to perform well in the first quarter of 2023 despite delivering a reduction in reported earnings as compared to the linked quarter and prior year quarter. Hawthorn Bancshares, Inc. reported $3.3 million of net income and $0.48 in earnings per share for the first quarter. We continue to see loan growth across all of our markets and achieved 1.4% growth in the current quarter compared to the previous quarter. We are continuing to see compression in our net interest margin as the rate of increase in interest-bearing deposits, driven in large measure by actions of the Fed to contain inflation, is outpacing our growth in yield on earning assets. Asset quality remains strong as evidenced by stable non-performing loans as a percentage of total loans. During the quarter, we started to see growth in our mortgage loan portfolio and sales of mortgage loans into the secondary market. A significant driver of the $3.3 million decrease in net income as compared to the prior year quarter was we recorded a release of provision for loan losses of $2.5 million in the prior year quarter, and in the current quarter recorded provision for credit losses of $0.7 million.

In the current quarter, we adopted the Current Expected Credit Loss ("CECL") model for estimating life of credit losses and losses for unfunded commitments. Consistent with adoption of that new standard, we recorded a one-time cumulative adjustment to retained earnings as of January 1, 2023 in the amount of $5.6 million in addition to an increase in provision for credit losses at quarter-end.

Recent events within the banking industry have focused the spotlight more intensely on certain banking-related topics. At Hawthorn Bank, we are a community bank and view ourself differently than those other banks requiring recent financial assistance and who in our view are operational outliers. We estimate our uninsured deposits to be 17% of total deposits as of March 31, 2023. Our liquidity and capital levels remain strong. We have multiple sources of funds and unpledged securities available to meet liquidity needs, plus additional borrowing capacity through the FHLB and multiple secured/unsecured funding lines. We remain "well capitalized" from a regulatory capital ratio perspective. Our stockholders' equity to assets ratio was 6.77% at March 31, 2023 compared to 6.62% at December 31, 2022."

Turner continued, "We continue to be excited about further growth opportunities in the markets we serve and stand ready as the community bank of choice to support their financial needs."

Highlights
•Earnings – Net income of $3.3 million for the first quarter 2023 decreased $1.5 million, or 30.8%, from the linked quarter, and decreased $3.3 million, or 50.5%, from the prior year quarter. EPS was $0.48 for the first quarter 2023 compared to $0.70 for the linked quarter, and $0.97 for the prior year quarter.
•Net interest income and net interest margin – Net interest income of $13.9 million for the first quarter 2023, decreased $1.0 million from the linked quarter, and decreased $0.2 million from the prior year quarter. Net interest margin, on an FTE basis, was 3.16% for the first quarter, a decrease from 3.43% for the linked quarter, and a decrease from 3.50% for the prior year quarter.
•Loans – Loans held for investment increased by $20.8 million, or 1.4%, equal to $1.5 billion as of March 31, 2023 as compared to the end of the linked quarter. Year-over-year, loans held for investment grew $208.2 million, or 15.6%, from $1.3 billion as of March 31, 2022.
•Asset quality – Non-performing loans totaled $19.6 million at March 31, 2023, an increase of $0.9 million from $18.7 million at the end of the linked quarter, and an increase of $2.5 million from $17.1 million at the end of the prior year quarter. The increase in non-performing loans in the current quarter compared to the prior year quarter is primarily due to four large non-accrual loan relationships. The allowance for credit losses to total loans was 1.43% at March 31, 2023, compared to the allowance for loan losses to total loans of 1.02% at December 31, 2022 and 1.07% at March 31, 2022.
•Deposits – Total deposits decreased by $24.1 million, or 1.5%, equal to $1.6 billion as of March 31, 2023 as compared to the end of the linked quarter. Year-over-year deposits grew $151.9 million, or 10.4%, from $1.5 billion as of March 31, 2022.
•Capital – On January 1, 2023, the Company adopted ASU 2016-13 and recorded a one-time cumulative effect adjustment to retained earnings totaling $5.6 million. Total stockholders' equity was $128.4 million and the common equity to assets ratio was 6.77% at March 31, 2023 as compared to 6.62% and 7.74% at the end of the linked quarter and the prior year quarter, respectively. Regulatory capital ratios remain “well-capitalized”, with a tier 1 leverage ratio of 10.43% and a total risk-based capital ratio of 13.81% at March 31, 2023.
Pursuant to the Company's 2019 Repurchase Plan, management is given discretion to determine the number and pricing of the shares to be purchased, as well as the timing of any such purchases. The Company did not repurchase any shares during the current quarter. As of March 31, 2023, $2.1 million remained available for share repurchases pursuant to the plan.
During the second quarter of 2023, the Company's Board of Directors approved a quarterly cash dividend of $0.17 per common share in addition to a special stock dividend of 4.0%, each payable July 1, 2023 to shareholders of record at the close of business on June 15, 2023.

Net Interest Income and Net Interest Margin
Net interest income of $13.9 million for the first quarter 2023, decreased $1.0 million from the linked quarter, and decreased $0.2 million from the prior year quarter. Driving the decrease from the linked quarter was significantly higher interest expense for interest bearing deposit accounts and other borrowings which reprice in a rising rate environment, more than offsetting the increase in interest income and fees from loans and other earning assets. While interest income increased $5.5 million in the current quarter compared to the prior year quarter, which was driven primarily by higher yields on interest earning assets in addition to growth in loans, interest expense increased $5.7 million resulting in a $0.2 million decrease in net interest income. Net interest margin, on an FTE basis, was 3.16% for the first quarter, compared to 3.43% for the linked quarter, and 3.50% for the prior year quarter.
Loans
Loans held for investment increased by $20.8 million, or 1.4%, to $1.5 billion as of March 31, 2023 as compared to the end of the linked quarter and increased by $208.2 million, or 15.6%, from the end of the prior year quarter.
The yield earned on average loans held for investment was 5.03%, on an FTE basis, for the first quarter 2023, compared to 4.81% for the linked quarter and 4.34% for the prior year quarter. The increase in yield as of March 31, 2023 compared to the end of the linked quarter is reflective of recent market conditions where most loan types have seen an increase in yield, consistent with the four most recent increases in the prime rate which moved the rate from 6.25% in September 2022 to 8.00% in March 2023.

Asset Quality

On January 1, 2023, the Company adopted ASU 2016-13, Financial Instruments - Credit Losses (Topic 326) which provides for an expected credit loss model, referred to as the "Current Expected Credit Loss" ("CECL") model. The adoption of the standard resulted in an increase to the allowance for credit losses of $5.8 million and a new liability for unfunded commitments totaling $1.3 million. These one-time cumulative adjustments resulted in a $5.6 million tax-effected decrease to retained earnings.

Non-performing loans totaled $19.6 million at March 31, 2023, an increase of $0.9 million from $18.7 million at the end of the linked quarter, and an increase of $2.5 million from $17.1 million at the end of the prior year quarter. Non-performing loans to total loans was 1.27% at March 31, 2023, compared to 1.23% and 1.28% at the end of the linked quarter and prior year quarter, respectively.

At March 31, 2023, with the adoption of ASU 2016-13, $0.2 million of the Company’s allowance for credit losses was allocated to loans individually analyzed totaling $19.8 million. These loans were valued using a collateral practical expedient.
Under the incurred method, $0.3 million of the Company's allowance for loan losses were allocated to impaired loans totaling $20.4 million at the end of the linked quarter, and $0.3 million of the Company's allowance for loan losses allocated to impaired loans totaling $18.8 million at the end of the prior year quarter. Management determined that $17.7 million, or 87%, and $16.1 million, or 86%, of total impaired loans required no reserve allocation at the end of the linked quarter and prior year quarter, respectively, primarily due to adequate collateral values.

In the first quarter 2023, the Company had net loan charge-offs of $52,000 compared to net loan charge-offs of $17,000 and $124,000 in the linked quarter and the prior year quarter, respectively.

The Company recognized a provision for credit losses of $0.7 million for the first quarter 2023 compared to $0.1 million provision for loan losses for the linked quarter and a release of provision for loan losses of $2.5 million for the prior year quarter.

The allowance for credit losses at March 31, 2023 was $22.0 million, or 1.43% of outstanding loans, and 112.14% of non-performing loans. At December 31, 2022, the allowance for loan losses was $15.6 million, or 1.02% of outstanding loans, and 83.35% of non-performing loans. At March 31, 2022, the allowance for loan losses was $14.3 million, or 1.07% of outstanding loans, and 83.51% of non-performing loans. The allowance for credit losses represents management’s best estimate of expected losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of March 31, 2023.
Deposits
Total deposits at March 31, 2023 were $1.6 billion, a decrease of $24.1 million, or 1.5%, from December 31, 2022, and an increase of $151.9 million, or 10.4%, from March 31, 2022. The decrease in deposits at the end of the first quarter of 2023 as compared to the linked quarter was primarily driven by the seasonal reduction in certain public funds depositor balances. The growth in deposits at the end of the current quarter as compared to the prior year quarter is due to increases in the combined savings, interest checking, and money market account balances, plus time deposits greater than $250,000.
Non-interest Income
Total non-interest income for the first quarter ended March 31, 2023 was $3.2 million, an increase of $0.1 million, or 2.0%, from the linked quarter, and a decrease of $0.5 million, or 14.6%, from the prior year quarter. The decline in the current quarter compared to the prior year quarter is primarily due to the decrease in the gain on sale of real estate mortgages of $0.4 million, or 44.1%.
Non-interest Expense
Total non-interest expense for the first quarter 2023 was $12.5 million, a decrease of $0.1 million, or 0.8%, from the linked quarter, and an increase of $0.3 million, or 2.1%, from the prior year quarter. The first quarter efficiency ratio was 72.8% compared to 69.5% and 68.4% for the linked quarter and prior year quarter, respectively.
Capital
The Company maintains its “well capitalized” regulatory capital position. At the end of the first quarter 2023, capital ratios were as follows: total risk-based capital to risk-weighted assets 13.81%, tier 1 capital to risk-weighted assets 12.47%, tier 1 leverage 10.43% and common equity to assets 6.77%.
[Tables follow]

FINANCIAL SUMMARY
(unaudited)
$000, except per share data

	Three Months Ended
	March 31,	December 31	March 31,
Statement of income information:	2023	2022	2022
Total interest income	$20,933	$19,785	$15,436
Total interest expense	6,985	4,795	1,291
Net interest income	13,948	14,990	14,145
Provision for (release of) credit losses on loans and unfunded commitments	680	100	(2,500)
Non-interest income	3,182	3,119	3,726
Investment securities gains (losses), net	8	(2)	(4)
Non-interest expense	12,478	12,576	12,227
Pre-tax income	3,980	5,431	8,140
Income taxes	709	705	1,531
Net income	$3,271	$4,726	$6,609
Earnings per share:
Basic:	$0.48	$0.70	$0.97
Diluted:	$0.48	$0.70	$0.97

FINANCIAL SUMMARY (continued)
(unaudited)
$000, except per share data

	March 31,	December 31,	March 31,
	2023	2022	2022
Key financial ratios:
Return on average assets (YTD)	0.70%	1.16%	1.51%
Return on average common equity (YTD)	10.14%	15.94%	18.41%
Return on average assets (QTR)	0.70%	1.01%	1.51%
Return on average common equity (QTR)	10.14%	15.72%	18.41%

Asset Quality Ratios
Allowance for loan losses to total loans	1.43%	1.02%	1.07%
Non-performing loans to total loans (a)	1.27%	1.23%	1.28%
Non-performing assets to loans (a)	1.81%	1.81%	2.01%
Non-performing assets to assets (a)	1.47%	1.43%	1.55%
Allowance for credit losses on loans to
non-performing loans (a)	112.14%	83.35%	83.51%

Capital Ratios
Average stockholders' equity to average total assets (YTD)	6.87%	7.27%	8.22%
Period-end stockholders' equity to period-end assets (YTD)	6.77%	6.62%	7.74%
Total risk-based capital ratio	13.81%	13.85%	14.66%
Tier 1 risk-based capital ratio	12.47%	12.52%	13.44%
Common equity Tier 1 capital	9.77%	9.89%	10.36%
Tier 1 leverage ratio	10.43%	10.76%	10.99%
(a)Non-performing loans include loans 90 days past due and accruing and non-accrual loans.

FINANCIAL SUMMARY (continued)
(unaudited)
$000, except per share data

	March 31,	December 31	March 31,
Balance sheet information:	2023	2022	2022
Total assets	$1,895,821	$1,923,540	$1,735,683
Loans held for investment	1,542,074	1,521,252	1,333,923
Allowance for credit / loan losses	(21,979)	(15,588)	(14,279)
Loans held for sale	1,753	591	909
Investment securities	265,893	257,100	292,244
Deposits	1,608,012	1,632,079	1,456,143
Liability for unfunded commitments	1,302	—	—
Total stockholders’ equity	$128,352	$127,411	$134,387

Book value per share	$18.96	$18.76	$19.58
Market price per share	$23.38	$21.77	$24.31
Net interest spread (FTE) (YTD)	2.57%	3.26%	3.36%
Net interest margin (FTE) (YTD)	3.16%	3.53%	3.50%
Net interest spread (FTE) (QTR)	2.57%	3.00%	3.36%
Net interest margin (FTE) (QTR)	3.16%	3.43%	3.50%
Efficiency ratio (YTD)	72.84%	66.73%	68.42%
Efficiency ratio (QTR)	72.84%	69.46%	68.42%
About Hawthorn Bancshares
Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, St. Louis, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.
Contact:
Hawthorn Bancshares, Inc.
Stephen E. Guthrie
Chief Financial Officer
TEL: 573.761.6100
Fax: 573.761.6272
www.HawthornBancshares.com
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company's Quarterly Report on Form 10-Q is filed. Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company disclaims any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.